                                                             OMB APPROVAL
                                                          OMB No. 3235-0145
                                                      Expires September 30, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        GEORGIA-CAROLINA BANCSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          $.001 PAR VALUE COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   373145-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Continued on the following pages)



                               Page 1 of 15 Pages

CUSIP No.373145-10-1                                                13G                                          Page 2 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 3 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 4 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 5 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 6 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 7 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 7 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 8 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 8 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                          Page 9 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 9 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                         Page 10 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 10 OF 15 PAGES

CUSIP No.373145-10-1                                                13G                                         Page 11 of 15 Pages
         -----------
------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSON
                          Raymond D. Brown

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)[   ]
                                                                                                                           (b)[ x ]
                          GROUP HAS BEEN DISSOLVED


------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY




------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          USA


------------------------- ---------------------------------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
       NUMBER OF
                                         NOT REPORTABLE/LESS THAN 5%
         SHARES
                          ---------------------------------------------------------------------------------------------------------
                               6          SHARED VOTING POWER
      BENEFICIALLY                                 0

        OWNED BY

                          ---------------------------------------------------------------------------------------------------------
          EACH                 7          SOLE DISPOSITIVE POWER

       REPORTING                          NOT REPORTABLE/LESS THAN 5%

                          ---------------------------------------------------------------------------------------------------------
         PERSON                8           SHARED DISPOSITIVE POWER
                                                      0
          WITH

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          NOT REPORTABLE


------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                          [   ]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          LESS THAN 5%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON*
                          IN

------------------------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 11 OF 15 PAGES

Item 1(a).        Name of Issuer.
----------        ---------------
                  Georgia-Carolina Bancshares, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.
----------        ------------------------------------------------
                  110 East Hill Street, Thomson, Georgia  30824

Item 2(a).        Name of Persons Filing.
----------        -----------------------
                  Raymond D. Brown
                  Arthur J. Gay, Jr.
                  James Randal Hall
                  Hugh L. Hamilton, Jr.
                  William G. Hatcher
                  George H. Inman
                  John W. Lee
                  A. Montague Miller
                  Julian W. Osbon
                  RDB Family Limited Partnership

Item 2(b).        Address of Principal Business Office or, if none, Residence.
----------        ------------------------------------------------------------
                  Raymond D. Brown:  P.O. Box 6535, North Augusta, SC 29841
                  Arthur J. Gay, Jr.:  3643 Pebble Beach Drive, Augusta, GA 30907
                  James Randal Hall:  519 Winchester Drive, Augusta, GA 30909
                  Hugh L. Hamilton, Jr.:  3 Eagleton Court, Augusta, GA 30909
                  William G. Hatcher:  3111 Vasser Drive, Augusta, GA 30909
                  George H. Inman:  3041 Bransford Road, Augusta, GA 30909
                  John W. Lee:  807 Carriage Court, Augusta, GA 30909
                  A. Montague Miller:  4384 Deer Run, Evans, GA 30809
                  Julian W. Osbon:  1245 Broad Street, Augusta, GA 30901
                  RDB Family Limited Partnership: P.O. Box 6535, North Augusta, SC 29841

Item 2(c).        Citizenship.
----------        ------------
                  RDB Family Limited Partnership is organized under South
                  Carolina law. All individual members of the reporting group are citizens of the United States of America.

Item 2(d).        Title of Class of Securities.
----------        -----------------------------
                  Common stock, $.001 par value per share.




                               Page 12 of 15 Pages

Item 2(e).        CUSIP Number.
----------        -------------
                  373145-10-1


Item 3.           If this statement is filed pursuant to Rules 13d-(b), or
-------           --------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  -----------------------------------------------
                  Not Applicable.

Item 4(a).        Amount Beneficially Owned as of December 31, 1999.
----------        --------------------------------------------------
                  Each filer owns less than 5.0%


Item 4(b).        Percent of Class.
----------        -----------------
                  Less than 5%

Item 4(c).        Number of Shares as to which such person has:
----------        ---------------------------------------------
                  (i)  sole power to vote or to direct the

                               Not Reportable

                  (ii)  shared power to vote or to direct the vote      0


                  (iii)  sole power to dispose or to direct the disposition of:

                               Not Reportable


                  (iv) shared power to dispose or to direct the disposition of:      0



Item 5.           Ownership of Five Percent or Less of a Class.
-------           ---------------------------------------------
                  As of the date hereof, each reporting person has ceased
                  to be the beneficial owner of more than 5 percent of the
                  class of securities due to the dissolution of the group.

Item 6.           Ownership of More Than Five Percent on Behalf of Another Person.
-------           ----------------------------------------------------------------
                  Not Applicable.


                               Page 13 of 15 Pages

Item 7.           Identification and Classification of the Subsidiary Which
-------           ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company.
                  ----------------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
-------           ----------------------------------------------------------

                  Not Applicable

Item 9.           Notice of Dissolution of Group.
-------           -------------------------------

                  The group comprised of the reporting persons was dissolved on December 31, 1999. All further filings with respect to transactions in the security being reported on will be filed, if required, by former members of the group in their individual capacity.

Item 10.          Certification.
--------          --------------

                  Not Applicable.

                              Page 14 of 15 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


3-1-00                              /s/ Raymond D. Brown
-----------------                   -------------------------------------------
Date                                Raymond D. Brown


3-1-00                              /s/ Arthur J. Gay, Jr.
-----------------                   -------------------------------------------
Date                                Arthur J. Gay, Jr.


3-1-00                              /s/ James Randal Hall
-----------------                   -------------------------------------------
Date                                James Randal Hall


3-1-00                              /s/ Hugh L. Hamilton, Jr.
-----------------                   -------------------------------------------
Date                                Hugh L. Hamilton, Jr.


3-1-00                              /s/ William G. Hatcher
-----------------                   -------------------------------------------
Date                                William G. Hatcher


3-1-00                              /s/ George H. Inman
-----------------                   -------------------------------------------
Date                                George H. Inman


3-1-00                              /s/ John W. Lee
-----------------                   -------------------------------------------
Date                                John W. Lee


3-1-00                              /s/ A. Montague Miller
-----------------                   -------------------------------------------
Date                                A. Montague Miller


3-1-00                              /s/ Julian W. Osbon
-----------------                   -------------------------------------------
Date                                Julian W. Osbon


                                    RDB Family Limited Partnership

3-1-00                              By: /s/ Raymond D. Brown
-----------------                      ----------------------------------------
Date                                   Raymond D. Brown, As Its General Partner

                               Page 15 of 15 Pages